PRESS RELEASE
FOR RELEASE JULY 27, 2012 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED
JUNE 30, 2012

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank (the “Bank”) reported net income of $368,000 for the three months ended June 30, 2012, which represents the third quarter of its 2012 fiscal year, as compared to net income of $344,000 for the three months ended June 30, 2011.

Net income for the nine months ended June 30, 2012 was $1,404,000, as compared to net income of $577,000 for the nine months ended June 30, 2011. For comparison purposes, when consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, net income available to common stockholders was $1,404,000 or $0.45 per basic share and $0.44 per diluted share for the nine months ended June 30, 2012, compared to a net income available to common stockholders of $4,000 or $0.00 per basic and diluted common share for the nine months ended June 30, 2011. The Company repaid TARP on January 26, 2011 and was required to accelerate accretion of the remaining discount on the preferred stock, thereby reducing net income available to common shareholders by approximately $310,000 during the three months ended March 31, 2011. No preferred stock dividends have been paid and no discount accretion has been recorded during the nine months ended June 30, 2012. The Company was able to repay TARP without raising additional capital, which would have been dilutive to shareholders.

During the three and nine months ended June 30, 2012, earnings were favorably impacted by gains on sale of repossessed assets, increased commissions from sales of investment products and reductions in non-interest expense as compared to the same periods in the prior fiscal year. Net interest income also increased during the nine months ended June 30, 2012 as compared with the same period in 2011. During the three and nine months ended June 30, 2012, earnings were negatively affected by increased provision for loan losses and higher “Other Than Temporary Impaired” (OTTI) credit losses as compared with 2011. OTTI charges, which are included in the Consolidated Statements of Operations as reductions to non-interest income, totaled $250,000 during the three and nine months ended June 30, 2012 as compared with $100,000 for the three and nine months ended June 30, 2011.

President and Chief Executive Officer Joseph J. Bouffard commented, “Despite a slight increase in the provision for loan losses and a $250,000 OTTI charge during the June 2012 quarter, we were still able to generate increased profitability as compared with the same quarter in 2011. For the first nine months of fiscal year 2012, net income available to common shareholders increased by $1.4 million as compared with the same period in 2011. This improvement is primarily due to strategies successfully implemented to increase net interest income and reduce non-interest expenses. Although pleased with improved operating results, we remain very focused on monitoring asset quality.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	June 30,	September 30,
	2012	2011
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$61,340	$60,108
Investment Securities, available for sale	4,520	6,919
Loans Receivable, net	340,497	364,843
Mortgage-backed Securities, available for sale	194,552	150,879
Foreclosed Real Estate	1,457	2,999
Premises and Equipment, net	10,591	9,932
Bank Owned Life Insurance	16,692	16,228
Other Assets	12,721	12,948
Total Assets	$642,370	$624,856

LIABILITIES
Deposits	$563,553	$550,014
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	8,430	5,872
Total Liabilities	588,994	572,897
Total Stockholders’ Equity	53,376	51,959
Total Liabilities & Stockholders’ Equity	$642,370	$624,856

Consolidated Statements of Operations
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2012	2011	2011	2012
	(Dollars in thousands		(Dollars in thousands
	except per share data)		except per share data)

Interest Income	$6,392	$6,857	$19,607	$20,327
Interest Expense	1,667	2,063	5,351	6,513
Net Interest Income	4,725	4,794	14,256	13,814
Provision for Loan Losses	300	--	900	800
Net Interest Income After Provision for Loan Losses	4,425	4,794	13,356	13,014
Total Non-Interest Income	349	394	1,964	1,720
Total Non-Interest Expenses	4,192	4,677	13,170	14,001
Income Before Tax Expense	582	511	2,150	733
Income Tax Expense	214	167	746	156
Net Income	368	344	1,404	577
Preferred Stock dividends and discount accretion	--	--	--	(573
Net Income available to common shareholders	$368	$344	$1,404	$4

Basic Income Per Common Share	$.11	$.11	$.45	$.00
Diluted Income Per Common Share	$.11	$.11	$.44	$.00

	Three Months ended June 30,		Nine Months ended June 30,
	2012	2011	2012	2011

Return on Average Assets (Annualized)	.23%	.22%	.29%	--%
Return on Average Equity (Annualized)	2.76%	2.68%	3.55%	--%

Interest Rate Spread	3.16%	3.26%	3.20%	3.13%
Net Interest Margin	3.18%	3.29%	3.23%	3.17%

Efficiency Ratio	82.62%	90.15%	81.20%	90.13%
Ratio of Average Interest Earnings Assets/Interest Bearing Liabilities	102.49%	102.48%	102.22%	103.16%

Tangible Book Value
(Unaudited)

	At June 30,	At September 30,	At June 30,
	2012	2011	2011

	(Dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders’ equity	$53,376	$51,959	$51,455
Less: Intangible assets	(40)	(51)	(57)
Tangible common equity	$53,336	51,908	$51,398
Outstanding common shares	3,188,655	3,192,119	3,192,119

Tangible book value per common share (1)	$16.73	$16.26	$16.10

(1)  Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. Management believes the presentation of Tangible book value per common share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end.

Allowance for Loan Losses
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$5,378	$5,006	$4,768	$6,634
Provision for Loan Losses	300	--	900	800
Recoveries	18	16	48	62
Charge-Offs	(447)	(1,146)	(467)	(3,620)
Allowance at End of Period	$5,249	$3,876	$5,249	$3,876

Allowance for Loan Losses as a Percentage of Gross Loans	1.52%	1.05%	1.52%	1.05

Allowance for Loan Losses as a Percentage of Nonperforming Loans	25.3%	33.4%	25.3%	33.4

Non-Performing Assets
(Unaudited)

	At June 30, 2012	At September 30, 2011	At June 30, 2011
	(Dollars in thousands)

Nonaccrual Loans:
Commercial	$12,274	$9,895	$5,532
Residential Real Estate (1)	7,156	7,715	5,955
Consumer	--	20	111
Total Nonaccrual Loans (2)	19,430	17,630	11,598
Accruing Troubled Debt Restructurings	1,316	656	960
Total Nonperforming Loans	20,746	18,286	12,558
Foreclosed Real Estate	1,457	2,999	2,841
Total Nonperforming Assets	$22,203	$21,285	$15,399

Nonperforming Loans to Loans Receivable	6.09%	5.01%	3.45%

Nonperforming Assets to Total Assets	3.46%	3.41%	2.45%

(1)   Includes owner occupied residential properties and investor owned residential rental properties.
(2)   Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable. Also included in this category at June 30, 2012 are $9.0 million in Troubled Debt Restructurings, $6.5 million of which were current. Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of June 30, 2012, the Company had a total of $10.3 million in Troubled Debt Restructurings.